THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

FIELD REPRESENTATIVE AGREEMENT

Agreement made this                          day of                         , 20     by and between The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware corporation and a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”), having its principal office located at 7 Hanover Square, New York, New York, 10004 and                          (“Field Representative”).

1.	The undersigned is presently a Field Representative of Guardian Life in accordance with a Field Representative Agreement bearing an effective date of (“Guardian Life FR Agreement”).

2.	GIAC hereby appoints the Field Representative for the limited purpose of soliciting applications for the products specified in Appendix A of this Agreement.

3.	The Field Representative shall at all times be associated with Park Avenue Securities LLC (“PAS”), a Broker-Dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the National Association of Securities Dealers, Inc. (“NASD”) as an NASD Registered Representative or NASD Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Field Representative must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for contracts occur. The Field Representative may solicit for and sell contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Field Representative is validly licensed, registered or otherwise qualified as required for the solicitation and sale of the contracts in such jurisdictions.

4.

To the extent applicable, the Field Representative shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the Field Representative solicits applications for and sells contracts; (b) federal laws and the rules, regulations of the SEC; (c) the rules of the NASD; (d) the rules and procedures of PAS, and (e) the rules and procedures of GIAC. The Field Representative understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Field Representative by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, PAS and GIAC. Before any solicitations or sales of contracts are made, the Field Representative shall become familiar with and abide by the laws, rules, regulations and procedures of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

5.	The Field Representative shall have all applications for contracts accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Field Representative shall cause all checks or orders for contracts to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of a Field Representative not appropriately licensed as required by paragraph 3 of this Agreement.

6.	The Field Representative shall not make any statements concerning the products except those that are contained in the current prospectuses for them and the prospectuses for their underlying variable investment options and shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with the NASD and received written Approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by NASD rules.

7.	In connection with the appointment of the undersigned as a GIAC Field Representative for the purpose set forth in paragraph 2 above, the entire Guardian Life FR Agreement referred to above and attached hereto as the Exhibit, including all compensation adjustment and service fee provisions, is incorporated herein by reference. Guardian Life FR Agreement compensation provisions that do not apply to the products in Appendix A are as noted below. All references to “Company” within the Guardian Life Agency Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative’s Agreement between the Field Representative and PAS and the Agent’s Agreement between the Field Representative and GIAC are incorporated herein by reference and attached hereto as Exhibits.

8.	This Agreement may be terminated as outlined in Paragraph 14 of the Guardian Life FR Agreement. In addition, it shall be automatically terminated if the Guardian Life FR Agreement, PAS Registered Representative Agreement or GIAC Agent’s Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE FIELD REPRESENTATIVE THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE FIELD REPRESENTATIVE IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS FOR CONTRACTS OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WITNESS	AUTHORIZED COMPANY OFFICER

WITNESS	FIELD REPRESENTATIVE

APPENDIX A

List of Products

1.	Variable Whole Life Insurance Policies with Modified Scheduled Premiums marketed under the name Park Avenue Life – Millennium Series (“PAL”).

2.	Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Flexible Solutions Variable Universal Life (“VUL”).

3.	Enhanced Cash Value Flexible Premium Adjustable Variable Life Policies marketed under the name Enhanced Cash Value Park Avenue Variable Universal Life – Millennium Series (“eVUL”).

4.	Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Park Avenue Survivorship Variable Universal Life – Millennium Series (“SVUL”).

5.	Enhanced Cash Value Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Enhanced Cash Value Park Avenue Survivorship Variable Universal Life – Millennium Series (“eSVUL”).

6.	Pension Trust Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Pension Trust Park Avenue Variable Universal Life – Millennium Series (“PT-VUL”)

7.	Pension Trust Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Pension Trust Park Avenue Survivorship Variable Universal Life – Millennium Series (“PT-SVUL”)

APPENDIX B

PAL COMPENSATION

Policy Years	LPC Factor on Policy Premiums	Unscheduled Payments 1985 Version FRs	Unscheduled Payments 1956/1967 Version FRs
1	36	3.325%	2.85%

2 through 10	*	3.500%	3.00%

*	Renewal compensation for preceding employment years on PAL policy premiums shall be the same as set forth in the Field Representatives Plan manuals for existing Plan versions (except that the rates applicable under Part A shall be 50% of standard rates for those Field Representatives belonging to the 1985 FR Plan version). FR Plan compensation factors shall operate in accordance with the effective date of the Guardian Life FR Agreement.

The first policy year LPC factor of 36 on policy premiums shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 106 ages of applicable insureds as of policy issue dates.

No compensation shall be payable on PAL policy premiums skipped under the Premium Skip Option of PAL policies. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal compensation on such payments shall be calculated at 5% and applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.

APPENDIX C

VUL & SVUL COMPENSATION

(INCLUDING PT-VUL & PT-SVUL)

Policy Years	% of Target Premiums on VUL (credited as Commission Equivalent or PGF Compensation)	LPC Factor on SVUL, PT-VUL & PT-SVUL Target Premiums	% of Excess Premiums on VUL, SVUL, PT-VUL and PT-SVUL
1	50%	36	3.325%

2 through 10	*	*	3.500%

*	4.5% policy years two through ten credited as Commission Equivalent Compensation (PGF). In addition, .0125% of unloaned account values shall be payable monthly policy years 11+ as long as the field representative contract shall remain active (except for VUL on which 0.125% shall be payable monthly policy years 11 through 20 and .0083% shall be payable monthly policy years 21+ as long as the field representative contract shall remain active).

Special Compensation on PT-VUL & PT-SVUL

Applicable to 1956/1967 Version Field Representatives

In lieu of the compensation outlined above as it applies to the PT-VUL and PT-SVUL products, FRs in the 1956 and 1967 Plan versions receive 50% of first policy year target premiums, 4.0% of target premiums policy years two through ten, 2.85% of first policy year excess premiums, 3.0% of excess premiums policy years two though ten and, as long as the field representative agreement shall be active, .15% of unloaned account values 11+ policy years credited monthly at .0125%

APPENDIX D

eVUL & eSVUL COMPENSATION

Policy Years	LPC Factor on Target Premiums	Excess Premiums
1	11	3.325%

2 through 10	*	3.500%

*	24% policy years two through four and 11% policy years five through ten credited as Commission Equivalent Compensation (PGF). In addition, .0125% of unloaned account values shall be credited monthly policy years 11 and over as long as the field representative agreement shall not have been terminated.

APPENDIX E

ALLOCATION OF PREMIUMS AND THEIR EFFECT

ON VUL, SVUL, PT-VUL, PT-SVUL, eVUL & eSVUL COMPENSATION

A.	General

In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

In policy years 2 through 10, any premium received up to the policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding the policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

B.	Increases In Coverage

Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and target premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.	Decreases In Coverage

A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will not reduce target premium.